Exhibit 2.1

THIS AGREEMENT AND PLAN OF MERGER (THE “MERGER AGREEMENT”) CONTAINS CERTAIN REPRESENTATIONS AND WARRANTIES (THE “REPRESENTATIONS”) BY SUMMA INDUSTRIES (“SUMMA”) IN FAVOR OF HABASIT HOLDING AG AND ITS WHOLLY-OWNED SUBSIDIARY HABASIT HOLDING USA, INC. (TOGETHER, “HABASIT”), AND BY HABASIT IN FAVOR OF SUMMA. NO PERSON, OTHER THAN THE PARTIES TO THE AGREEMENT, ARE ENTITLED TO RELY ON THE REPRESENTATIONS CONTAINED IN THE MERGER AGREEMENT. THE MERGER AGREEMENT IS FILED IN ACCORDANCE WITH THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION AS A MATERIAL PLAN OF ACQUISITION, AND IS INTENDED BY SUMMA SOLELY AS A RECORD OF THE AGREEMENT REACHED BY THE PARTIES THERETO. THE FILING OF THE MERGER AGREEMENT IS NOT INTENDED AS A MECHANISM TO UPDATE, SUPERSEDE OR OTHERWISE MODIFY PRIOR DISCLOSURES OF INFORMATION AND RISKS CONCERNING SUMMA WHICH SUMMA HAS MADE TO ITS SHAREHOLDERS.

INVESTORS AND POTENTIAL INVESTORS SHOULD ALSO BE AWARE THAT THE REPRESENTATIONS ARE QUALIFIED BY INFORMATION IN CONFIDENTIAL DISCLOSURE SCHEDULES THAT SUMMA HAS DELIVERED TO HABASIT (THE “DISCLOSURE SCHEDULES”). THE DISCLOSURE SCHEDULES CONTAIN INFORMATION THAT MODIFIES, QUALIFIES AND CREATES EXCEPTIONS TO THE REPRESENTATIONS AND WARRANTIES.

INVESTORS AND POTENTIAL INVESTORS SHOULD ALSO BE AWARE THAT CERTAIN REPRESENTATIONS MADE IN THE MERGER AGREEMENT ARE NOT INTENDED TO BE AFFIRMATIVE REPRESENTATIONS OF FACTS, SITUATIONS OR CIRCUMSTANCES, BUT ARE INSTEAD DESIGNED AND INTENDED TO ALLOCATE CERTAIN RISKS BETWEEN SUMMA, ON THE ONE HAND, AND HABASIT, ON THE OTHER HAND. THE USE OF REPRESENTATIONS AND WARRANTIES TO ALLOCATE RISK IS A STANDARD DEVICE IN MERGER AGREEMENTS.

ACCORDINGLY, SHAREHOLDERS SHOULD NOT RELY ON THE REPRESENTATIONS AS AFFIRMATIONS OF FACT OR CHARACTERIZATIONS OF INFORMATION CONCERNING SUMMA OR HABASIT AS OF THE DATE OF THE MERGER AGREEMENT, OR AS OF ANY OTHER DATE.

AGREEMENT AND PLAN OF MERGER

among:

HABASIT HOLDING AG

a company formed under the laws of Switzerland;

HABASIT HOLDING USA, INC.,

a Delaware corporation;

and

SUMMA INDUSTRIES,

a Delaware corporation

Dated as of August 31, 2006

SECTION 1.	THE OFFER	1

1.1	The Offer	1

1.2	Company Actions	3

1.3	Directors of the Company	5

SECTION 2.	THE MERGER	5

2.1	The Merger	5

2.2	Closing	6

2.3	Effective Time	6

2.4	Effects of the Merger	6

2.5	Certificate of Incorporation and By-Laws	6

2.6	Directors	6

2.7	Officers	6

2.8	Effect on Capital Stock	6

2.9	Exchange of Certificates	7

2.10	Options, Warrants and Other Rights	8

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9

3.1	Due Organization; Subsidiaries	9

3.2	Authority; Binding Nature of Agreement	10

3.3	Capitalization, Etc	10

3.4	SEC Filings; Financial Statements; Sarbanes–Oxley Matters	11

3.5	Absence of Changes	12

3.6	Company Intellectual Property	12

3.7	Contracts	14

3.8	Sale of Products; Performance of Services	16

3.9	Liabilities	16

3.10	Compliance with Legal Requirements	16

3.11	Governmental Authorizations	16

3.12	Tax Matters	16

3.13	Employee and Labor Matters; Benefit Plans	17

3.14	Environmental Matters	19

3.15	Real Property	20

3.16	Legal Proceedings; Orders	20

3.17	Vote Required	21

3.18	Non-Contravention; Consents	21

3.19	Fairness Opinion	21

3.20	Financial Advisor	21

3.21	Restrictions on Business Activities	22

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3.22	Certain Practices	22

3.23	Offer Documents	22

3.24	Takeover Statutes	22

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	22

4.1	Due Organization; Subsidiaries	22

4.2	Authority; Binding Nature of Agreement	23

4.3	Governmental Authorizations	23

4.4	Non-Contravention; Consents	23

4.5	Legal Proceedings; Orders	24

4.6	No Brokers	24

4.7	Offer Documents	24

4.8	Financing	24

4.9	No Capital Ownership in the Company	24

SECTION 5.	CERTAIN COVENANTS OF THE COMPANY	24

5.1	Operation of the Company’s Business	24

5.2	No Solicitation	26

SECTION 6.	ADDITIONAL COVENANTS OF THE PARTIES	28

6.1	Proxy Statement	28

6.2	Company Meeting	28

6.3	Regulatory Approvals	28

6.4	Merger Consideration Not Consideration for Employment Arrangements	29

6.5	Additional Agreements	29

6.6	Disclosure	30

6.7	Access and Investigation	30

6.8	Section 16 Matters	31

6.9	Indemnification of Directors and Officers	31

SECTION 7.	CONDITIONS TO THE MERGER	32

7.1	Conditions to the Obligations of Each Party	32

SECTION 8.	TERMINATION	33

8.1	Termination	33

8.2	Effect of Termination	34

SECTION 9.	MISCELLANEOUS PROVISIONS	35

9.1	Amendment	35

9.2	Waiver	35

9.3	No Survival of Representations and Warranties	35

9.4	Entire Agreement; Counterparts	35

9.5	Applicable Law; Jurisdiction	35

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9.6	Assignability	36

9.7	Notices	36

9.8	Construction	37

EXHIBITS

Exhibit A	Certain Definitions

Exhibit B	Conditions of the Offer

Exhibit C	Parties to Employment Agreements

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of August 31, 2006, by and among HABASIT HOLDING AG, a company formed under the laws of Switzerland (“Parent”); HABASIT HOLDING USA, INC., a Delaware corporation (“Merger Sub”); and SUMMA INDUSTRIES, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof, this Agreement provides for Parent to acquire the Company by (i) causing Merger Sub to make an offer (as amended from time to time in accordance with this Agreement, the “Offer”) to purchase all of the outstanding shares (each individually, a “Share” and collectively, the “Shares”) of common stock, par value $0.001, of the Company (the “Company Common Stock”), at a purchase price of $15.00 per Share (such price, or such higher amount per Share as may be paid pursuant to the Offer, being the “Offer Price”), net to the seller in cash, without interest; and (ii) as promptly as practicable after the consummation of the Offer and satisfaction of the other conditions specified in Section 7.1 hereof, causing Merger Sub to merge with and into the Company, with each Share not being tendered and accepted pursuant to the Offer being converted into the right to receive the same amount of cash per Share as paid in the Offer, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have unanimously adopted resolutions approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholder Tender Agreement, and the Board of Directors of the Company has unanimously adopted resolutions recommending that the Company’s stockholders approve, if necessary, the agreement of merger (as such term is used in Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”)) contained in this Agreement and tender their Shares in the Offer;

WHEREAS, to induce Parent and Merger Sub to enter into this Agreement, and as a condition to their doing so, Parent (a) is simultaneously entering into a stockholder tender agreement (the “Stockholder Tender Agreement”) with the Company’s Chairman of the Board of Directors and Chief Executive Officer, solely in his capacity as a Company stockholder, pursuant to which such stockholder agrees to (i) tender all of such stockholders’ Shares in the Offer upon the conditions and terms specified therein, and (ii) certain restrictive covenants and (b) intends to enter into employment agreements with the Company’s executive officers listed on Exhibit C to this Agreement (collectively, the “Employment Agreements”) promptly after the date of this Agreement, and in any event prior to the Acceptance Date; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and to prescribe certain conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:

SECTION 1.                            THE OFFER.

1.1              The Offer.

(a)                                  Provided that this Agreement shall not have been terminated in accordance with its terms pursuant to Section 8 and none of the events set forth in paragraphs (a) through (f) of Exhibit B shall have occurred and be existing, as promptly as reasonably practicable after the date of this Agreement (and in any event within five Business Days of the date hereof), Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer within the meaning of Rule 14d-2(a) of the Exchange Act. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, purchase and pay for all Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit B. Merger Sub expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company (such consent to be authorized by the Company’s Board of Directors), neither Parent nor Merger Sub shall make any change in the terms and conditions of the Offer that:

(i)                                    reduces the number of Shares subject to the Offer,

(ii)                                reduces the Offer Price to be paid pursuant to the Offer,

(iii)                            changes the Minimum Tender Condition (as defined in Exhibit B), adds to the conditions set forth in Exhibit B or modifies any condition set forth in Exhibit B in any manner adverse to the holders of Shares,

(iv)                               changes the form of consideration payable in the Offer,

(v)                                   extends the Offer in any manner other than pursuant to and in accordance with the terms of Section 1.1(b) hereof, or

(vi)                               otherwise amends the Offer in any manner adverse to the holders of Shares.

The conditions to the Offer set forth in Exhibit B are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub, in whole or in part, at any time or from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company.

(b)                                  Unless extended in accordance with this Section 1.1(b), the Offer shall expire at midnight, New York time, on the date that is 20 business days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after the date the Offer is commenced within the meaning of Rule 14d-2(a) under the Exchange Act (the “Initial Expiration Date”, and, as it may be extended in accordance with this Section 1.1(b), the “Expiration Date”). Notwithstanding the foregoing, but subject to the parties’ rights to terminate this Agreement pursuant to Section 8, (i) if at the Initial Expiration Date or any subsequent Expiration Date any of the conditions set forth on Exhibit B are not satisfied and have not been waived, Merger Sub (A) shall extend the Offer for one period of 10 Business Days, and (B) may, in its sole discretion, extend the offer for one or more additional periods of 10 Business Days, in each case until such time as such conditions are satisfied or waived, and/or (ii) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, provided, that in no event shall Merger Sub be either required or permitted to extend the Offer beyond November 13, 2006 (the “Outside Date”) or to waive any condition to the Offer.

(c)                                  If, on the Expiration Date, the Minimum Tender Condition has been satisfied and all of the other conditions set forth in Exhibit B have been irrevocably satisfied or waived, on the terms and subject to the conditions of the Offer and this Agreement, as soon as practicable after the Expiration Date (and in any event within three Business Days), Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and purchase all Shares validly tendered and not withdrawn pursuant to the Offer, and to pay the Offer Price payable in respect of each such Share net to the holder thereof in cash, subject to reduction only for any applicable federal back-up withholding or other Taxes payable by such holder (the date of such acceptance for payment being the “Acceptance Date”).

(d)                                  If, on the Expiration Date, the Minimum Tender Condition has been satisfied and all of the other conditions set forth in Exhibit B have been irrevocably satisfied or waived but the number of Shares validly tendered and not withdrawn, when added together with all other Shares owned by Parent and its Subsidiaries, is less than 90% of the outstanding Shares, then Merger Sub may, but shall not be obligated to, provide, and the Offer Documents shall reserve the right to so provide, a “subsequent offering period” for the Offer in accordance with Rule 14d-11 under the Exchange Act of not less than three nor more than 20 Business Days immediately following its acceptance for payment and purchase of and payment for (as provided in Section 1.1(c)) Shares tendered in the Offer in the initial offer period. During such subsequent offering period, Merger Sub shall (and Parent shall cause Merger Sub to) immediately accept for payment all Shares as they are validly tendered pursuant to the Offer and to purchase and pay for such Shares as soon as practicable after they have been so tendered, in accordance with Rule 14d-11 under the Exchange Act.

(e)                                  On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC, and cause to be disseminated to all of the Company’s stockholders, a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain or incorporate by reference an offer to purchase and a related letter of transmittal, a joint press release in accordance with Section 6.6 and a summary advertisement, if any, and all other ancillary offer documents (such Schedule TO and the documents contained or incorporated by reference therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents so as to enable Parent and Merger Sub to comply with their obligations under Section 1.1(a). Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it or on its behalf for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and the Offer Documents as so amended or supplemented to be disseminated to the Company’s stockholders. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments or supplements thereto prior to their filing with the SEC or dissemination to the Company’s stockholders. Parent and Merger Sub shall promptly provide to the Company and its counsel in writing any comments, whether written or oral, that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents or any amendments or supplements thereto promptly after the receipt of such comments, shall consult with the Company and its counsel prior to responding to any such comments and shall provide the Company and its counsel with any written or oral responses to such comments promptly after giving same. In conducting the Offer, Parent and Merger Sub shall comply in all material respects with the provisions of the Exchange Act and any other applicable Legal Requirements.

(f)                                    Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer or the Merger, and shall be liable on a direct and primary basis for the performance by Merger Sub of its obligations under this Agreement. Prior to commencement of the Offer, Merger Sub shall designate, or shall cause to be designated, a bank or trust company reasonably acceptable to the Company to act as depositary and paying agent for the payment of the Offer Price for Shares validly tendered pursuant to the Offer (the “Depositary”), and, from time to time after the date the Offer is commenced, Merger Sub shall provide (or Parent shall provide on behalf of Merger Sub) to the Depositary funds in amounts and at the times necessary for the payment of the Offer Price for Shares validly tendered pursuant to the Offer, it being understood that any and all interest or income earned on funds made available to the Depositary pursuant to this Agreement shall be turned over to Parent.

(g)                                 If this Agreement has been terminated pursuant to Section 8.1, Merger Sub shall, and Parent shall cause Merger Sub to, promptly terminate the Offer without accepting any Shares for payment.

1.2              Company Actions. (a) The Company hereby represents that its Board of Directors, at a meeting duly called and held on or prior to the date hereof, has unanimously, on the terms and subject to the conditions of this Agreement, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement and the Stockholder Tender Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, which approval constituted approval under Section 203 of the DGCL such that the Offer, the Merger, this Agreement and the other transactions contemplated hereby, and the Stockholder Tender Agreement and the transactions contemplated thereby, are not and shall not be subject to the restrictions on “business combinations” set forth in Section 203 of the DGCL, and (iii) resolved to recommend acceptance of the Offer by the Company’s stockholders, the tender of the Shares into the Offer and the approval and adoption of this Agreement by the Company’s stockholders (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the “Recommendations”); provided, however, that the Recommendations may be withheld, withdrawn, amended or modified in accordance with the provisions of Section 5.2(c) hereof. The Company hereby consents to the inclusion in the Offer Documents of the Recommendations, to the extent the Recommendations are not withheld, withdrawn, amended or modified in accordance with the provisions of Section 5.2(c) hereof.

(b)                                  Subject to Section 5.2, as soon as practicable on the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the “Schedule 14D-9”) containing the Recommendations and the opinion of Duff & Phelps, LLC referenced in Section 3.19 and shall cause the Schedule 14D-9 to be disseminated to all of the Company’s stockholders, in each case as and to the extent required by applicable securities law. Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by or deemed advisable under applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to the Company’s stockholders. The Company shall promptly provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff, whether written or oral, with respect to the Schedule 14D-9 promptly after the receipt of such comments, shall consult with Parent and its counsel prior to responding to such comments and shall provide Parent and its counsel with any written or oral responses to such comments promptly after giving same. The Company shall cause the Schedule 14D-9 to comply in all material respects with the provisions of the Exchange Act and any other applicable Legal Requirements.

(c)                                  In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date, together with copies of all lists of stockholders and holders of Options, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Shares or the ownership of Options, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders and holders of Options, security position listings and computer files) as Merger Sub may reasonably request in communicating the Offer to the Company’s stockholders and holders of Options. Subject to the requirements of applicable Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent, Merger Sub and their affiliates and Representatives shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, promptly deliver to the Company all copies of such information then in their possession; provided, that Parent may use the information contained in such lists to solicit the tender of Shares or the votes of the Company’s stockholders with respect to any transaction to the extent a third party has solicited the Company’s stockholders to tender Shares or has entered into an agreement with the Company to acquire the outstanding equity interests or assets of the Company.

1.3                               Directors of the Company. (a) Promptly upon the purchase of and payment for a majority of the outstanding Shares by Merger Sub pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of (x) the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by (y) the result of (1) the number of Shares so purchased and paid for, plus any Shares beneficially owned by Parent or its affiliates on the date of such purchase and payment, divided by (2) the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of Parent, promptly increase the size of its Board of Directors or exercise its reasonable efforts to secure the resignations of such number of directors, or both, as is necessary to enable Parent’s designees to be so elected to the Company’s Board of Directors and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, to cause Parent’s designees to be so elected. At such time, the Company shall, if requested by Parent, also cause directors designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company’s Board of Directors of each committee of the Company’s Board of Directors; provided, that any designees to the Audit Committee of the Board of Directors shall comply with the Audit Committee Requirements. Notwithstanding the foregoing, if Shares are purchased pursuant to the Offer, there shall be until the Effective Time at least two members of the Company’s Board of Directors who are directors on the date hereof and are not employees of the Company or their successors designated by such directors (the “Independent Directors”) and at least two Independent Directors shall serve on the Audit Committee of the Company’s Board of Directors such that such Audit Committee complies with all requirements of the SEC and the Nasdaq Stock Market applicable thereto (collectively, the “Audit Committee Requirements”); provided, that if the number of Independent Directors is reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a person who satisfies the Audit Committee Requirements to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement, or, if no Independent Director then remains, the other directors shall designate two individuals (who shall not be officers or affiliates of the Company) to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or Merger Sub, and such individuals shall be deemed to be Independent Directors for purposes of this Agreement.

(b)                                  The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders together with the Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected to the Company’s Board of Directors. Parent and Merger Sub will supply the Company and be solely responsible for any information with respect to them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

(c)                                  Following the election of Parent’s designees to the Company’s Board of Directors pursuant to this Section 1.3, prior to the Effective Time (i) any amendment or termination of, or agreement to amend or terminate, this Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) any exercise or waiver of any of the Company’s rights, benefits or remedies hereunder or (iv) any taking of any other action under or in connection with this Agreement shall, in any such case, require the approval of a majority of the Independent Directors, or if there are only one or two Independent Directors, all of the Independent Directors (the “Independent Director Approval”).

SECTION 2.                            THE MERGER.

2.1              The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

2.2              Closing. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, the closing of the Merger (the “Closing”) shall take place at 1:00 p.m., eastern time, on the second Business Day after the satisfaction or (to the extent permitted by applicable Legal Requirements) waiver of the conditions set forth in Section 7 (other than those conditions to be satisfied or waived at the Closing), at the offices of Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree Street, N.E., Suite 2400, Atlanta, GA 30308, or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

2.3              Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger or, if permitted, a certificate of ownership and merger (in any such case, the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date (not later than 5 Business Days after the date of filing) as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

2.4              Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

2.5              Certificate of Incorporation and By-Laws.

(a)                                  At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time.

(b)                                  The Bylaws of the Surviving Corporation shall be amended in their entirety to read as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time.

2.6              Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation.

2.7              Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

2.8              Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares, Parent or Merger Sub:

(a)                                  Capital Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)                                  Cancellation of Treasury Stock and Parent-Owned Stock. Each Share that is owned by the Company (as treasury stock), Parent or any Subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)                                  Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with

Section 2.8(b) and the Appraisal Shares, shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the “Merger Consideration”). At the Effective Time all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d)                                  Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.8(c). At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the rights provided under Section 262. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262, then such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and to have become, the right to receive the Merger Consideration as provided in Section 2.8(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.9              Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate, or shall cause to be designated, a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, from time to time after the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.8(c) upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

(b)                                  Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the stock transfer books of the Company, the Merger Consideration may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)                                  No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Section 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Section 2.

(d)                                  No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year after the Effective Time shall be returned to the Surviving Corporation, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law.

(e)                                  Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in respect of such lost, stolen or destroyed Certificate, the Merger Consideration.

(f)                                    Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

2.10                        Options, Warrants and Other Rights.

(a)                                  As soon as practicable following the date of this Agreement, the Company shall take all action necessary, and the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Company Option Plans) shall adopt such resolutions or take such other actions (if any) as may be required, such that each option, warrant or other right to purchase or otherwise acquire shares of Company Common Stock granted under any of the Company Option Plans, whether vested or unvested (each, an “Option”) granted under the Company’s Amended and Restated 2005 Equity Incentive Plan (the “2005 Option Plan” and the Options granted thereunder being the “2005 Options”) which is outstanding and unexercised immediately prior to the Acceptance Date, whether vested or unvested, shall be cancelled immediately following the Acceptance Date, without any action on the part of the holder of such Option, with the holder thereof becoming entitled to receive a payment in cash from the Company in an amount equal to the product of (i) the excess, if any, of the Offer Price over the exercise price per share of Company Common Stock subject to such Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Option (the “2005 Option Cash Payment”), such that, after the Acceptance Date, all 2005 Options shall no longer be outstanding and shall have ceased to exist, and each holder of a 2005 Option shall cease to have any rights with respect thereto, except the right to receive the 2005 Option Cash Payment; and

(b)                                  The Company, Parent and Merger Sub intend to take, and following the Acceptance Date shall use their commercially reasonable efforts to cause to occur, in compliance with applicable Legal Requirements, such actions as are necessary such that each Option granted under any Company Option Plan other than the 2005 Option Plan (the “Non-2005 Options”) which is outstanding and unexercised immediately prior to the Acceptance Date, whether vested or unvested, shall, following the Acceptance Date and the execution and delivery to the Company of a consent and release by the holder of such Non-2005 Option (which consent and release shall be in a form reasonably acceptable to the Company, Parent and Merger Sub), (i) be cancelled, with the holder thereof becoming entitled to receive a payment in cash from the Company in an amount equal to the product of (A) the excess, if any, of the Offer Price over the exercise price per share of Company Common Stock subject to such Option, multiplied by (B) the number of shares of Company Common Stock subject to such Option (the “Non-2005 Option Cash Payment”), and (ii) no longer be outstanding and shall have ceased to exist, with the holder of such Option ceasing to have any rights with respect thereto, except the right to receive the Non-2005 Option Cash Payment; provided, that promptly following the Acceptance Date, and prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereunder administering the Option Plans) shall adopt such resolutions as may be within their power, and shall use their commercially reasonable efforts to cause to occur such other actions (if any) as may be required and are within their power to effectuate the provisions of this Section 2.10(b).

(c)                                  any cash payments required to be made pursuant to Section 2.10(a) or Section 2.10(b) are to be made by the Company, subject to reduction only for any applicable withholding or other Taxes payable by such holder, promptly (and in any event two Business Days) following (i) the Acceptance Date, in the case of cash payments to holders of 2005 Options made pursuant to Section 2.10(a), and (ii) receipt of an executed consent and release from the holder of any Non-2005 Option, in the case of a cash payment to the holder of a Non-2005 Option made pursuant to Section 2.10(b). Parent and Merger Sub acknowledge and agree that the source of funds for all 2005 Option Cash Payments and Non-2005 Option Cash Payments shall be cash on hand at the Company, but that to the extent such cash on hand would not be sufficient to make any such payments, Parent shall provide or cause to be provided to the Company sufficient funds to make all of such 2005 Option Cash Payments and Non-2005 Option Cash Payments in a timely manner.

SECTION 3.                            REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows, subject to such exceptions or qualifications as are disclosed in writing in the separate confidential disclosure schedules supplied by the Company to Parent prior to the date of this Agreement (the “Company Disclosure Schedules”):

3.1              Due Organization; Subsidiaries. Each of the Company and each of its Subsidiaries (collectively, the “Acquired Companies”) is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, operate, hold under lease and use its assets as, and in the place where, its assets are currently owned, operated or held and used; and (iii) to perform its obligations under all Material Contracts by which it is bound. Each of the Acquired Companies is qualified to do business as a foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of (i) the certificate of incorporation, bylaws and other charter or organizational documents of each of the Acquired Companies, including all amendments thereto and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the equity holders of each of the Acquired Companies, the Board of Directors or Board of Managers or other governing body of each of the Acquired Companies and all committees of the Board of Directors or Board of Managers or other governing body of each of the Acquired Companies (the items described in (i) and (ii) above, collectively, the “Company Constituent Documents”). The Company Constituent Documents are in full force and effect on the date hereof. The Company has no Subsidiaries, except for the Entities identified in Schedule 3.1 of the Company Disclosure Schedules. None of the Acquired Companies has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than as set forth on Schedule 3.1 of the Company Disclosure Schedules. None of the Acquired Companies has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2              Authority; Binding Nature of Agreement. Subject to satisfaction of the conditions set forth herein, the Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has unanimously (a) approved and declared advisable this Agreement, the Merger following the consummation of the Offer and the other transactions contemplated by this Agreement, (b) the Stockholder Tender Agreement and (c) recommended that the Company’s stockholders approve the Agreement of Merger (as such term is used in Section 251 of the DGCL contained in this Agreement and tender their Shares in the Offer.

3.3              Capitalization, Etc.

(a)                                  The authorized capital stock of the Company consists of: (i) ten million (10,000,000) Shares of Company Common Stock, par value $0.001 per share; and (ii) five million (5,000,000) shares of Preferred Stock, par value $0.001 per share. As of the date hereof, 3,907,127 shares of Company Common Stock have been issued and are outstanding and no shares of the Company’s Preferred Stock have been issued or are outstanding. Such Shares constitute all of the issued and outstanding shares of capital stock of the Company as of the date hereof. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable. There are no Shares held by any of the Company’s Subsidiaries. None of the outstanding Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company and there is no Acquired Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Shares. None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares. All issued and outstanding Shares are free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature.

(b)                                  As of the date hereof: (i) 995,394 shares of Company Common Stock are subject to issuance pursuant to non-statutory stock options granted and outstanding under the stock option plans set forth on Schedule 3.3(b) of the Company Disclosure Schedules (the “Company Option Plans”). Such Schedule 3.3(b) sets forth the following information with respect to each Option outstanding as of the date of this Agreement: (i) the Company Option Plan pursuant to which such Option was granted; (ii) the name of the holder of such Option; (iii) the number of shares of Company Common Stock subject to such Option; (iv) the exercise price of such Option; (v) the date on which such Option was granted; (vi) the extent to which such Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Option expires. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted Options, and the forms of all stock option agreements evidencing such options. The Company Option Plans constitute all stock option plans pursuant to which the Company has granted options to purchase shares of Company Common Stock.

(c)                                  Except as described in Section 3.3(a) and Section 3.3(b) and as set forth on Schedule 3.3(c) of the Company Disclosure Schedules, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any equity interests or other securities of any of the Acquired Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any equity interests or other securities of any of the Acquired Companies; (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its equity interests or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Companies ((i) through (iv) collectively, “Stock Rights”).

(d)                                  All outstanding shares of Company Common Stock, all outstanding Options and all outstanding equity interests of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. All of the outstanding equity interests of each of the Company’s Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

3.4              SEC Filings; Financial Statements; Sarbanes–Oxley Matters.

(a)                                  The Company has made available to Parent true, correct and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since December 31, 2002, including all financial statements or schedules included or incorporated by reference therein (the “Company SEC Documents”), and all other communications between the Company (the “SEC/DOJ Communications”) and the SEC or the U.S. Department of Justice (the “DOJ”). All Company SEC Documents required to have been filed by the Company with the SEC since December 31, 2002 have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of such filing) or sent to the SEC or DOJ: (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents or SEC/DOJ Communications contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                  The financial statements (including any related notes) contained in the Company SEC Documents (the “Company Financial Statements”):  (i) complied, as to form and otherwise, in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, to the extent permitted by Regulation S-X for quarterly reports on Form 10-Q, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of the Acquired Companies as of the respective dates thereof and the consolidated results of operations and cash flows of the Acquired Companies for the periods covered thereby. For purposes of this Agreement, “Company Balance Sheet” means that consolidated balance sheet of the Acquired Companies as of May 31, 2006 set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2006 filed with the SEC, and the “Company Balance Sheet Date” means May 31, 2006.

(c)                                  The Acquired Companies (i) have in place the “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act, and (ii) have disclosed, based on their most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Acquired Companies’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquired Companies’ internal controls over financial reporting. The Acquired Companies’ “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and

Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. Except as set forth on Schedule 3.4(c), none of the Acquired Companies is a party to any off-balance sheet arrangements (as defined in Item 303(a)(4) of Regulation S-K of the SEC).

(d)                                  The Company Financial Statements were prepared from the books and records of the Acquired Companies, which books and records have been maintained in accordance with sound business practices and all applicable Legal Requirements and reflect all financial transactions of the Acquired Companies which are required to be reflected in accordance with GAAP. Each of the Acquired Companies maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Acquired Companies and to maintain accountability for the Acquired Companies’ consolidated assets; (iii) access to the Acquired Companies’ assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Acquired Companies’ assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e)                                  The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002 (“SOX”); such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. The Company has made available to Parent complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of SOX and hereby reaffirms, represents and warrants to Parent the matters and statements made in such certificates.

(f)                                    None of the Acquired Companies has, since December 31, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

3.5              Absence of Changes. Since the Company Balance Sheet Date:

(a)                                  each of the Acquired Companies has operated its respective business in the ordinary course and consistent with past practices;

(b)                                  no fact, event, circumstance or condition exists or has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(c)                                  there has not been any action taken by any of the Acquired Companies that, if taken during the Pre-Closing Period, would constitute a breach of Section 5.1.

3.6              Company Intellectual Property.

(a)                                  For purposes of this Agreement, the following terms have the following definitions:

(i)                                    “Intellectual Property” means any or all of the following and all rights in, arising out of or associated therewith: (A) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, supplier lists and customer lists and all documentation relating to any of the foregoing; (C) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world;

(D) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (E) all databases, data collections and content and all rights therein, throughout the world; (F) all computer software, including all source code, object code, firmware, development tools, files, records data, and documentation (including design documents, flowcharts and specifications therefor), and all media on which any of the foregoing is recorded; (G) all domain names, uniform resource locators and other Internet or similar addresses or identifiers (“Domain Names”); and (H) any similar, corresponding or equivalent rights to any of the foregoing and all documentation related to any of the foregoing.

(ii)                                “Company Intellectual Property” shall mean any Intellectual Property that is owned or rightfully used by any Acquired Company.

(iii)                            “Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents; (B) registered trademarks and registered service marks (including both federal and state registrations); (C) registered copyrights; and (D) registered Domain Names.

(b)                                  Schedule 3.6(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all (i) Registered Intellectual Property owned by any Acquired Company (the “Company Registered Intellectual Property”); (ii) current pending applications to register any Company Intellectual Property owned by any Acquired Company; and (iii) proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office and any equivalent authority anywhere in the world) related to any Company Registered Intellectual Property.

(c)                                  Except as listed on Schedule 3.6(c) of the Company Disclosure Schedules, each item of Company Intellectual Property owned by any Acquired Company, including Company Registered Intellectual Property, which is material to the conduct of the business of the Company is free and clear of any Encumbrances and any and all obligations of any Acquired Company to make payments to any other Person. To the knowledge of the Company, each Acquired Company owns or has the right to use all Intellectual Property necessary for the operation or conduct of its business as currently operated and conducted, including the sale or license of any products or technology, or the provision of any services, by such Acquired Company.

(d)                                  To the extent that any Company Intellectual Property owned by an Acquired Company which is material to the conduct of the business of such Acquired Company has been developed or created by any Person, other than (i) any Acquired Company or (ii) an employee of any Acquired Company who developed or created such Intellectual Property within the scope of his or her employment with such Acquired Company, to whom such Acquired Company has, directly or indirectly, paid to develop or create such Intellectual Property, each Acquired Company has a written “work-for-hire” agreement with such Person with respect thereto pursuant to which (A) such Person has assigned all rights to such material owned Company Intellectual Property to such Acquired Company, and (B) such Acquired Company has obtained thereby valid ownership of, and is the exclusive owner of, all such material owned Company Intellectual Property. To the extent that any Company Intellectual Property owned by an Acquired Company which is material to the conduct of the business of such Acquired Company has been acquired from any other Person, then, to the knowledge of the Company and to the extent required by applicable Legal Requirements to perfect such Acquired Company’s right in such Intellectual Property, such Acquired Company has recorded each such assignment with the relevant authorities.

(e)                                  Except as set forth on Schedule 3.6(e) of the Company Disclosure Schedules, no Acquired Company has (i) granted to any other Person any license of or right to use, or (ii) transferred ownership in whole or in part to any other Person in or to, any Company Intellectual Property. All representations and warranties made or given by any Acquired Company to any of its customers respecting any Company Intellectual Property are true and correct in all material respects.

(f)                                    Schedule 3.6(f) of the Company Disclosure Schedules sets forth all licenses and other agreements pursuant to which any Acquired Company licenses or otherwise is granted the right to use any Company Intellectual Property owned by any third Person which is material to the conduct of the business of such Acquired Company (which material Company Intellectual Property shall, for the avoidance of doubt, not include “shrink-wrap,” “click-through” and similar widely available commercial end-user licenses).

(g)                                 Except as set forth in Schedule 3.6(g) of the Company Disclosure Schedules, to the knowledge of the Company, no Company Intellectual Property infringes or misappropriates the Intellectual Property of any Person, and no Acquired Company has received written notice from any Person in the last two years (i) claiming that the conduct of such Acquired Company’s business or any act, product, technology or service of such Acquired Company infringes or misappropriates the Intellectual Property of any Person or (ii) challenging the validity or effectiveness of the Company Intellectual Property used by such Acquired Company in the conduct of their business, or challenging the ownership of any of the Company Intellectual Property.

(h)                                 To the knowledge of the Company, each item of Company Registered Intellectual Property owned by any Acquired Company which is material to the conduct of the business of such Acquired Company is valid and subsisting. All necessary registration, maintenance and renewal fees in connection with all the Company Registered Intellectual Property owned by any Acquired Company which is material to the conduct of the business of such Acquired Company have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

(i)                                    There are no Material Contracts between the Company and any other Person with respect to Company Intellectual Property under which there is any material dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by such Acquired Company thereunder.

(j)                                    Except as set forth on Schedule 3.6(j) of the Company Disclosure Schedules, to the Company’s knowledge, no Person is infringing or misappropriating any Company Intellectual Property.

(k)                                Each Acquired Company has taken reasonable steps in accordance with normal industry practice to protect its rights in confidential information and trade secrets, including in respect of confidential information and trade secrets provided by it any other Person.

(l)                                    Except as set forth on Schedule 3.6(l) of the Company Disclosure Schedules, to the knowledge of the Company, no Company Intellectual Property is subject to any Contract, proceeding or outstanding decree, order, judgment, or stipulation that materially restricts in any manner the use, transfer or licensing thereof by any Acquired Company or may be reasonably expected to affect the validity, use or enforceability of such Company Intellectual Property.

(m)                              To the Company’s knowledge, neither the execution or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in (i) the termination of any licenses pursuant to which any Acquired Company obtains Company Intellectual Property for use in its business, or an increase in the royalties or license fees payable by any Acquired Company thereunder, or (ii) any Acquired Company granting to any third party any right to or with respect to any Company Intellectual Property owned by, or licensed to, any Acquired Company.

3.7              Contracts.

(a)                                  Schedule 3.7 of the Company Disclosure Schedules identifies each Acquired Company Contract that, as of the date hereof, constitutes a “Material Contract”. For purposes of this Agreement, each of the following shall be deemed to constitute a Material Contract:

(i)                                    any Contract that is required by the rules and regulations of the SEC to be described in the Company SEC Documents or to be filed as an exhibit thereto;

(ii)                                any Contract relating to the employment of any employee for a specified term, and any Contract pursuant to which any of the Acquired Companies is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary), to any current or former employee or director or any Contract which provides for the acceleration of vesting of any options or acceleration of other rights to acquire Shares;

(iii)                            any Acquired Company Contract relating to the acquisition, transfer, development, sharing or license of any material Intellectual Property (except for any Acquired Company Contract pursuant to which (A) any material Intellectual Property is licensed to the Acquired Companies under any third party software license generally available to the public at a cost of no more than $5,000, or (B) any material Intellectual Property is licensed by any of the Acquired Companies to any Person on a non-exclusive basis);

(iv)                               any Contract which provides for indemnification of any officer, director, employee or agent of any Acquired Company;

(v)                                   any Contract imposing any material restriction on the right or ability of any Acquired Company to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, (C) develop or distribute any material Intellectual Property, (D) make, have made, use or sell any current products or products under development, or (E) acquire any capital stock or other security of any Person;

(vi)                               any Contract that contemplates or involves payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate, other than sales representation agreements and distributorship agreements entered into substantially in accordance with the Company’s standard forms of contract for such agreements (copies of which have been made available by Company to Parent and Merger Sub prior to the date of this Agreement);

(vii)                           any other Contract, if a breach of such Acquired Company Contract could reasonably be expected to have a Material Adverse Effect; and

(viii)                       any Contract with respect to the sale, transfer or divestiture of all or substantially all of the assets, or all or any material portion of equity interests of, any Acquired Company since December 31, 2002.

(b)                                  Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms against the Company, and to the Company’s knowledge, against the other party thereto. The Company has made available to Parent an accurate and complete copy of each Material Contract.

(c)                                  None of the Acquired Companies has materially violated or breached, or committed any material default under, any Material Contract, and, to the Company’s knowledge, no other Person has materially violated or breached, or committed any material default under, any Material Contract.

(d)                                  To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (i) give any Person the right to declare a default or exercise any remedy under any Material Contract; (ii) give any person the right to receive or require a significant rebate (other than as timely accrued for in the Company Financial Statements), significant chargeback, significant penalty or significant change in delivery schedule under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract, in the case of each of clauses (i) through (iv), in a manner that could reasonably be expected to have a Material Adverse Effect.

3.8              Sale of Products; Performance of Services. Each product sold or licensed by any of the Acquired Companies to any Person since December 31, 2002 conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements at the time it was sold except to the extent that any nonconformance or noncompliance could not reasonably be expected to result in a Material Adverse Effect.

3.9              Liabilities. None of the Acquired Companies has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Company Balance Sheet; (b) liabilities that have been incurred by the Acquired Companies since the Company Balance Sheet Date in the ordinary course of business and consistent with past practices; and (c) other liabilities which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

3.10       Compliance with Legal Requirements. Each of the Acquired Companies is, and at all times since December 31, 2002 has been, in compliance with all applicable Legal Requirements except for any such noncompliance which would not have a Material Adverse Effect. Since December 31, 2002, none of the Acquired Companies has received any written notice or to the Company’s knowledge other communication from any Governmental Body regarding any actual or possible material violation of, or material failure to comply with, any Legal Requirement.

3.11       Governmental Authorizations. Each of the Acquired Companies holds all Governmental Authorizations necessary to enable such Acquired Company to conduct its business in the manner in which such business is currently being conducted and as proposed to be conducted except where the failure to so hold such Governmental Authorizations would not have a Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect except where the failure to be valid or in full force and effect would not have a Material Adverse Effect. Each Acquired Company is, and at all times since December 31, 2002 has been, in compliance with the terms and requirements of such Governmental Authorizations except where the failure to comply with such terms and requirements has not had, and could not reasonably be expected to have, a Material Adverse Effect. Since December 31, 2002, none of the Acquired Companies has received any written notice or to the Company’s knowledge other communication from any Governmental Body regarding (a) any actual or possible material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

3.12       Tax Matters. With respect to the last seven taxable years prior to the current taxable year:

(a)                                  The Acquired Companies have timely filed or will have timely filed (in each case taking into account extensions) all Tax Returns that they are required to have filed through the Closing. All Tax Returns filed by the Acquired Companies are accurate and correct in all material respects.

(b)                                  The Acquired Companies have timely paid all Taxes that have become due or payable (other than Taxes being contested in good faith and for which adequate reserves have been established) and have adequately reserved for in accordance with GAAP all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable.

(c)                                  No claim for assessment or collection of Taxes is presently being asserted against the Company or its Subsidiaries and there is no presently pending or, to the knowledge of the Company, threatened audit examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries.

(d)                                  Neither the Company nor any of its Subsidiaries has filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax which remains open.

(e)                                  Neither the Company nor any of its Subsidiaries is a party to any tax indemnity agreement, tax sharing agreement, or other agreement (except with the other Acquired Companies) under which it reasonably expects to become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax.

(f)                                    The Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes.

(g)                                 No claim has been made by any Governmental Body in a jurisdiction where any Acquired Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(h)                                 There are no liens for Taxes upon any of the assets of any Acquired Company except liens for current Taxes not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established.

(i)                                    No Acquired Company has made any payment, is obligated to make any payment, or is a party to any contract, plan or arrangement that obligates it to make a payment of any amount that is or will be an “excess parachute payment” under Section 280G of the Code.

(j)                                    No Acquired Company has engaged in any reportable, listed, or substantially similar transaction as defined in Treasury Regulations promulgated under Section 6011 of the Code.

3.13       Employee and Labor Matters; Benefit Plans.

(a)                                  Schedule 3.13(a) of the Company Disclosure Schedules contains an accurate and complete list as of the date hereof of each plan, program, agreement or arrangement constituting an employee welfare benefit plan (an “Employee Welfare Benefit Plan”) as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), or an employee pension benefit plan (an “Employee Pension Benefit Plan”) as defined in Section 3(2) of ERISA, and each other material employee benefit plan, agreement, program or arrangement or employment practice, including, without limitation, any plan, agreement, program, arrangement or employee practice involving compensation, stock, stock rights, bonuses, retirement, pension, profit sharing, deferred compensation, medical, health, life, vision, disability or accident insurance, and severance or termination pay, that any Acquired Company currently maintains for the benefit of its current or former employees, directors and independent contractors, to which any Acquired Company currently contributes or is required to contribute with respect to any of its current or former employees, directors or independent contractors, or to which any Acquired Company has any liability, whether written or unwritten, funded or unfunded (collectively, the “Company Employee Plans”). The Company does not intend nor has it committed to establish or enter into any new Company Employee Plan, or to modify any Company Employee Plan other than as required by applicable Legal Requirements or contemplated by this Agreement. Each of the Company Employee Plans may be amended or terminated at any time by action of the plan sponsor’s Board of Directors, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Company Employee Plan and compliance with applicable Legal Requirements. To the knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Acquired Companies would be subject to any material liability under the terms of any Company Employee Plans, ERISA, the Code or any other applicable Legal Requirement, including, without limitation, any liability under Title IV of ERISA.

(b)                                  With respect to each Company Employee Plan, Company has made available to Parent:  (i) all current plan documents (or, with respect to any Company Employee Plan that is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters that related to the obligations of any Acquired Company), (ii) all rulings, determination letters, or National Office Opinion Letters, no-action letters or advisory opinions from the Internal Revenue Service (“IRS”), U.S. Department of Labor or any other Governmental Body and open requests therefore, (iii) all current summary plan descriptions and any summaries of material modifications thereto, and (iv) all current trust agreements, and insurance contracts, and any other instruments relating to the funding or payment of benefits, (v) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body during the current year and each of the three preceding years, (vi) all collective bargaining agreements pursuant to which any contributions have been made or obligations incurred (including both pension and welfare benefits) by any Acquired Company, (vii) all securities registration statements filed and (viii) all fiduciary insurance policies and any contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors.

(c)                                  To the knowledge of the Company, each Company Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Legal Requirements, in each case in all material respects. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter from the Internal Revenue Service (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more Acquired Companies) as to its qualified status under the Code, and to the knowledge of the Company nothing has occurred that could result in the loss of such qualified status.

(d)                                  No Company Employee Plan or any other employee benefit plan maintained within the last six years by any Acquired Company or any entity that could be treated as a single employer with an Acquired Company under Code Section 414 is or was (i) subject to Title IV of ERISA or Code Section 412, (ii) a “multi-employer plan” within the meaning of Section 3(37) of ERISA or (iii) a voluntary employees’ benefit association within the meaning of Section 501(c)(9) of the Code. Full payment has been made within the time periods prescribed by ERISA and the Code of all amounts that are required under the terms of each Company Employee Plan to be paid as contributions or premiums with respect to all periods prior to and including the last day of the most recent fiscal year of such Company Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date.

(e)                                  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan and to the knowledge of the Company no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Employee Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject any Acquired Company to any liability.

(f)                                    There are no Claims or actions pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or actions pending or, to the knowledge of the Company, threatened by the IRS, Department of Labor, or any other Governmental Body with respect to any Company Employee Plan.

(g)                                 No Employee Welfare Benefit Plan (other than a plan covering only one individual employee or former employee and his or her dependents) provides material benefits to former employees of any Acquired Company other than pursuant to Section 4980B of the Code. To the knowledge of the Company, all claims incurred under each Employee Welfare Benefit Plan are (i) insured pursuant to a Contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a Contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for in the Company Financial Statements.

(h)                                 Except as set forth on Schedule 3.13(h) of the Company Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute an event under any Company Employee Plan that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee Plan, including, without limitation, any “excess parachute payment” as defined under Code Section 280G.

(i)                                    To the knowledge of the Company, each Company Employee Plan covering non-U.S. employees (a “Company International Plan”) has been maintained in substantial compliance with its material terms and with the material requirements prescribed by any and all applicable Legal Requirements (including any special provisions relating to registered or qualified plans where such Company International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The fair market value of the assets of each funded Company International Plan, if any, (or the liability of each funded Company International Plan funded through insurance) is sufficient to procure or provide for the benefits accrued thereunder through the Effective Time according to the actuarial assumptions and valuations most recently used to determine employer contributions to the Company International Plan.

(j)                                    Each Acquired Company is in compliance in all material respects with all Legal Requirements respecting or pertaining to employment and employment practices, terms, wages and hours and conditions of employment (including without limitation equal employment opportunities and discrimination, wage and hour standards, occupational health and safety requirements, and the Worker Adjustment Retraining and Notification Act). Except as set forth on Schedule 3.13(k) of the Company Disclosure Schedules, there are no pending, or to the Company’ knowledge, threatened claims or actions against any Acquired Company relating to the employment or termination of any employee or the refusal to hire any job applicant.

(k)                                Except as set forth on Schedule 3.13(k) of the Company Disclosure Schedules:  (i) no Acquired Company is a party to or subject to any collective bargaining agreement or similar labor union contract (“Union Contract”); (ii) no labor union or other collective bargaining unit represents or, to the Company’s knowledge, claims to represent any employee of an Acquired Company; and (iii) to the Company’s knowledge, there are no union organizing activities being conducted or threatened, with respect to any Acquired Company.

(l)                                    Except as set forth on Schedule 3.13(l) of the Company Disclosure Schedules, (i) there is no unfair labor practice complaint or grievance pending, or to the Company’s knowledge threatened, against any Acquired Company before the National Labor Relations Board or before any other Governmental Body in any jurisdiction that involves any current employee of an Acquired Company or any former employee of an Acquired Company in respect of his or her employment by such Acquired Company, and (ii) there is no labor strike, dispute, grievance, slowdown or stoppage pending or, to the Company’s knowledge, threatened against or affecting any Acquired Company involving any employee of an Acquired Company.

(m)                              Except as set forth on Schedule 3.7(a)(ii) of the Company Disclosure Schedules, the employment of each employee of the Acquired Companies (other than employees covered by a Union Contract) is terminable by the Acquired Company at will without obligation for severance pay. The Company has made available to Parent accurate and complete copies of all current employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current employees of the Acquired Companies. No “leased employee,” as that term is defined in Section 414(n) of the Code, performs services for any Acquired Company.

3.14       Environmental Matters. Each of the Acquired Companies is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Companies of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Acquired Companies has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Companies is not in material compliance with any Environmental Law, and, to the Company’s knowledge, there are no circumstances that may prevent or interfere with the material compliance by any of the Acquired Companies with any Environmental Law in the future. Except as to the Company, to the Company’s knowledge, no current or prior owner of any property leased or controlled by any of the Acquired Companies has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Companies is not in compliance with any Environmental Law. To the Company’s knowledge, all property that is or has been leased to, controlled by or used by the Acquired Companies, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature and none of the Acquired Companies has any liability for any clean-up or remediation under any Environmental Law or the exposure of any individual to Materials of Environmental Concern. To the Company’s knowledge, all property that is leased to, controlled by or used by any of the Acquired Companies is materially free of any asbestos or asbestos-containing material.

3.15       Real Property.

(a)                                  Schedule 3.15(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all real property owned by any Acquired Company (the “Owned Real Property”). The Acquired Companies have good and marketable title to each of the Owned Real Properties, free and clear of all Encumbrances other than Encumbrances which do not materially interfere with the Company’s use and enjoyment of the Owned Real Properties or materially detract from or diminish the value thereof. Schedule 3.15(a) of the Company Disclosure Schedules, there are no purchase options, rights of first refusal or similar rights outstanding with respect to any of the Owned Real Properties. No Acquired Company has received notice of any pending, and to the Company’s knowledge there is no threatened, condemnation with respect to any of the Owned Real Properties. The Company has made available to Parent true, correct and complete copies of all leases pursuant to which any Acquired Company leases all or a portion of any Owned Real Property to a third party. Each such lease is valid, binding and in full force and effect. No termination event or condition or uncured default of a material nature on the part of any Acquired Company or, to the Company’s knowledge, the tenant thereunder exists under any such lease.

(b)                                  Schedule 3.15(b) of the Company Disclosure Schedules set forth a true, correct and complete list of all leases, subleases and other agreements under which any Acquired Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has made available to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, and all rent and other material sums and charges payable by any Acquired Company as tenants thereunder are current. No termination event or condition or uncured default of a material nature on the party of any Acquired Company or, to the Company’s knowledge, the landlord thereunder exists under any Real Property Lease. Each Acquired Company has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the current Company Financial Statements, (ii) Taxes and general and special assessments not in default and payable without penalty and interest, and (iii) other Encumbrances which do not materially interfere with any Acquired Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof. No Acquired Company has received notice of any pending, nor is there to Company’s knowledge any threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

3.16       Legal Proceedings; Orders. Except as set forth on Schedule 3.16 of the Company Disclosure Schedules, (a) there are no pending Legal Proceedings and, to the Company’s knowledge, no Person has threatened to commence any Legal Proceeding, that involve any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies and (b) there is no material order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject.

3.17       Vote Required. The affirmative vote of the holders of a majority of the Shares outstanding on the record date for the Company Meeting is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger.

3.18       Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the Merger by the Company or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)                                  contravene, conflict with or result in a violation of any of the provisions of the Company Constituent Documents of any of the Acquired Companies or any resolution adopted by the equity holders, directors or managers of any of the Acquired Companies;

(b)                                  result in a violation of any Legal Requirement or of any order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the material assets owned or used by any of the Acquired Companies, is subject;

(c)                                  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies, except where the contravention of, conflict with or violation of, any such terms or requirements would not, individually or in the aggregate, have a Material Adverse Effect; or

(d)                                  contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (iii) accelerate the maturity or performance of any Material Contract, or (iv) cancel, terminate or modify any term of any Material Contract, except in each case where the contravention of, conflict with, or violation or breach of any such provision would not, individually or in the aggregate, have a Material Adverse Effect.

Except as may be required by the DGCL, the HSR Act, Nasdaq regulations, applicable Legal Requirements in respect of securities, and Non-U.S. Antitrust Law, none of the Acquired Companies was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.19       Fairness Opinion. The Company’s Board of Directors has received the opinion of Duff & Phelps, LLC (“D&P”), financial advisor to the Company, to the effect that, as of the date of this Agreement, the Offer Price is fair, from a financial point of view, to the Company stockholders. The Company will make available an accurate and complete copy of the written confirmation of such opinion to Parent as soon as reasonably practicable after the date hereof.

3.20       Financial Advisor. Except for the amounts payable to D&P under that certain agreement dated August 9, 2006 by and between the Company and D&P, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement. The Company has made available to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of D&P.

3.21       Restrictions on Business Activities. Except as set forth on Schedule 3.21 of the Company Disclosure Schedules, to the knowledge of the Company there is no Contract (non-compete or otherwise) or judgment, injunction, order or decree to which any Acquired Company is a party or which is otherwise binding upon any Acquired Company which has the effect of materially prohibiting or materially impairing any business practice of, or the conduct of business by, any Acquired Company, any material acquisition or disposition of property (tangible or intangible) by any Acquired Company, or the freedom of any Acquired Company to engage in any line of business or to compete with any other Person. Without limiting the foregoing, the Company has not entered into any agreement under which it is (a) materially restricted from selling, licensing or otherwise distributing any of its technology or products to any customer or class of customers, (b) required to buy from, license or otherwise acquire any technology, Intellectual Property, data or content from any vendor or class of vendors, in any geographic area, during any period of time or in any segment of the market, or (c) required to sell, license or otherwise distribute its technology or products to any customer or class of customers at prices guaranteed to be lower than those charged to any other customer.

3.22       Certain Practices. To the knowledge of the Company, (a) each Acquired Company has complied in all material respects with the U.S. Foreign Corrupt Practices Act (or similar laws outside the United States), (b) none of the Acquired Companies, or any director, officer, employee or agent of any Acquired Company, has, directly or indirectly, (i) made any payment, provided services or given or agreed to give any gift or similar benefit or other favors in the United States or in any foreign country in order to obtain preferential treatment or consideration by any supplier or Governmental Authority with respect to any aspect of the business of any Acquired Company that violated any Legal Requirement, (ii) used funds or other assets of any Acquired Company, or made any promise or undertaking in such regard, for any other illegal payments to or for the benefit of any Person or the establishment or maintenance of a secret or unrecorded fund, or (iii) made any political contributions that would not be lawful under the applicable laws of the United States and the jurisdiction where such political contributions were made, (c) there have been no false or fictitious entries made in the books or records of any Acquired Company relating to any such illegal payment or secret or unrecorded fund and (d) neither any Acquired Company nor any director, officer, employee or agent of any Acquired Company has been or is the subject of any investigation by any Governmental Authority in connection with any such payment, provision of services or contribution.

3.23       Offer Documents. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub which is contained in any of the foregoing documents.

3.24       Takeover Statutes. The Board of Directors of the Company has taken all actions necessary to exempt the Offer, the Merger, this Agreement and the other transactions contemplated hereby under Section 203 of the DGCL. No other state takeover or similar statute or regulation is applicable to this Agreement, the Offer, the Merger or the other transactions contemplated hereby.

SECTION 4.                            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

4.1              Due Organization; Subsidiaries. Parent is a company duly organized, validly existing and in good standing under the laws of Switzerland, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all necessary power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, operate, hold under lease and use its assets as, and in the place where, its assets are currently owned, operated or held and used; and (iii) to perform its obligations under all Contracts by which it is bound which are material to its business or operations. Each of Parent and Merger Sub is qualified to do business as a foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification.

4.2              Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of each of Parent and Merger Sub (at meetings duly called and held) have authorized and approved the execution, delivery and performance of this Agreement by Parent and Merger Sub and approved the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub, as the case may be, in accordance with its terms.

4.3              Governmental Authorizations. Each of Parent and Merger Sub holds all material Governmental Authorizations necessary to enable it to conduct its business in the manner in which such business is currently being conducted and as proposed to be conducted. All such Governmental Authorizations are valid and in full force and effect.

4.4              Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation of the Offer or the Merger by Parent and Merger Sub or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)                                  contravene, conflict with or result in a violation of any of the provisions of the articles of incorporation or bylaws or similar constituent documents of Parent or Merger Sub or any resolution adopted by the equity holders, directors or managers of Parent or Merger Sub;

(b)                                  result in a violation of any Legal Requirement or of any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the material assets owned or used by either of them, is subject;

(c)                                  contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by either Parent or Merger Sub or that otherwise relates to the business of Parent or Merger Sub or to any of the assets owned or used by Parent or Merger Sub;

(d)                                  contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract material to the business or operations of Parent or Merger Sub, or give any Person the right to (i) declare a material default or exercise any remedy under any such Contract; (ii) a material rebate, chargeback, penalty or change in delivery schedule under any such Contract; (iii) accelerate the maturity or performance of any such material Contract; or (iv) cancel, terminate or modify any material term of any such Contract;

(e)                                  result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, or result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject; or

(f)                                    require Parent, Merger Sub or any Acquired Company to make any filing with or give any notice to, or obtain any Consent from, any Person under or in respect of Non-U.S. Antitrust Laws.

Except as may be required by the DGCL, the HSR Act, Nasdaq regulations, applicable Legal Requirements in respect of securities, neither Parent nor Merger Sub is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement, (ii) the commencement or consummation of the Offer or (iii) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

4.5              Legal Proceedings; Orders. Except as would not have a Parent Material Adverse Effect, (i) there are no pending Legal Proceeding and, to the knowledge of Parent and Merger Sub, no Person has threatened to commence any Legal Proceeding, that involves Parent or Merger Sub or any of the assets owned or used by Parent or Merger Sub; and (ii) there is no order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject.

4.6              No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer or the Merger or any of the other transactions contemplated by this Agreement.

4.7              Offer Documents. Neither the Offer Documents nor any information supplied by Parent or Merger Sub for inclusion in Schedule 14D-9 will, at the respective times the Offer Documents, the Schedule 14D-9, or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Offer Documents will, when filed by Parent and Merger Sub with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in any of the foregoing documents.

4.8              Financing. Parent now has, and at all times after the date hereof and through the Closing, shall have, sufficient funds available to purchase and pay for all of the outstanding Shares, to pay the aggregate Merger Consideration in the Merger and to pay all fees and expenses related to the Offer, the Merger and the other transactions contemplated by this Agreement.

4.9              No Capital Ownership in the Company. None of Parent, Merger Sub nor any of their affiliates owns any shares of Company Common Stock beneficially or of record.

SECTION 5.                            CERTAIN COVENANTS OF THE COMPANY

5.1              Operation of the Company’s Business. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause each of the Acquired Companies to, conduct its business and operations in the ordinary course and in accordance with past practices and to use its commercially reasonable efforts to (i) preserve intact its current business organization and material insurance policies, (ii) keep available the services of its current officers and key employees and maintain its relations and goodwill with all material suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having significant business relationships with it; and (iii) comply in all material respects with Legal Requirements applicable to it and its properties, assets and businesses and with the requirements of all Material Contracts. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as contemplated by this Agreement (including as contemplated pursuant to Section 2.10 hereof), disclosed in the Company Disclosure Schedules, required by applicable Legal Requirements or the requirement of any Material Contract, the Company shall not (without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed), and shall not permit any of the other Acquired Companies to:

(a)                                  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except the declaration and payment of quarterly dividends to holders of Shares, consistent with past practice, in an aggregate amount not to exceed $250,000;

(b)                                  sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any Stock Rights, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue Company Common Stock upon the valid exercise of Options outstanding as of the date of this Agreement);

(c)                                  except as contemplated herein, amend or waive any of its rights under, any provision of any Company Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or any related Contract;

(d)                                  amend or permit the adoption of any amendment to any of the Company Constituent Documents of any Acquired Company, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e)                                  form any Subsidiary or acquire any equity interest in any other Entity;

(f)                                    other than capital expenditures contemplated by the Company’s capital expenditure budget as set forth on Schedule 5.1(f) of the Company Disclosure Schedules, make any capital expenditure outside the ordinary course of business or in excess of $150,000; provided, however, that the maximum amount of all capital expenditures made on behalf of the Acquired Companies during the Pre-Closing Period other than as contemplated by such capital expenditure budget shall not exceed $350,000 in the aggregate;

(g)                                 except in the ordinary course of business and consistent with past practice, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(h)                                 acquire, lease or license any material right or other material asset from any other Person or sell or otherwise dispose of, or lease or license, any material right or other material asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by any Acquired Company in the ordinary course of business), or waive or relinquish any material right;

(i)                                    lend money to any Person, or except, in the ordinary course of business consistent with past practice (which shall include, without limitation, borrowings made in the ordinary course of business under existing credit facilities of the Company within the borrowing capacity thereunder as of the date of this Agreement), incur or guarantee any indebtedness;

(j)                                    establish, adopt or amend any Company Employee Plan or collective bargaining agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers; provided, however, that the Acquired Companies may make regularly scheduled bonus payments and increase the amount of wages paid to employees in the ordinary course of business and consistent with past practices; and provided, further, that the Company (i) shall make payments of change of control bonuses to employees as provided in employment agreements in effect as of the date of this Agreement and (ii) at the discretion of the Company’s Board of Directors, may pay bonuses to executive officers earned with respect to its fiscal year ended August 31, 2006 in an aggregate amount not to exceed $725,000 in cash, and further limited to amounts accrued therefor in the Company’s financial statements as of the end of its fiscal year ended August 31, 2006.

(k)                                except as contemplated by Schedule 5.1(k) of the Company Disclosure Schedules, hire any new employee having an annual salary in excess of $100,000;

(l)                                    change any of its methods of accounting or accounting practices in any respect except as required by GAAP or by Regulation S-X of the Exchange Act;

(m)                              make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any Acquired Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Acquired Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could have the effect of increasing the Tax liability of any Acquired Company for any period ending after the Closing Date or decreasing any Tax attribute of any Acquired Company existing on the Closing Date;

(n)                                 commence or settle any material Legal Proceeding, other than in each case Legal Proceedings in respect of this Agreement, and other than settlements of Legal Proceedings being defended by any insurance carrier on behalf of the Company;

(o)                                  enter into any material transaction or take any other material action in either case outside the ordinary course of business and inconsistent with past practices;

(p)                                  except as permitted by Section 5.2, take or agree to take any action which is intended or is reasonably likely to result in the failure to satisfy the condition provided for in Section 7.1;

(q)                                  except as permitted by Section 5.2, take any action allowed under the Company Constituent Documents which is intended or is reasonably likely to have the effect of hindering or otherwise preventing the transactions contemplated by this Agreement; or

(r)                                  agree or commit to take any of the actions described in clauses (a) through (p) of this Section 5.1.

5.2              No Solicitation.

(a)                                  From the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Acquired Company to, and shall not authorize or permit any Representative of any Acquired Company to, directly or indirectly, (i) solicit, initiate, or encourage or induce the making, submission or announcement of any inquiries or the making of any proposal or offer for an Acquisition Transaction or take any action (other than informing Persons of the provisions of this Section 5.2) that could reasonably be expected to lead to any such inquiries or the making of any such proposal or offer, (ii) other than informing Persons of the provisions of this Section 5.2, furnish any information regarding any of the Acquired Companies to any Person in connection with an Acquisition Transactions or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) other than informing Persons of the provisions of this Section 5.2, engage in discussions or negotiations with any Person with respect to any Acquisition Transaction, (iv) approve, endorse or recommend any Acquisition Transaction, (v) make or authorize any statement, recommendation or solicitation in support of any Acquisition Transaction or (vi) enter into any letter of intent, definitive acquisition agreement or other Contract having a primary purpose of effectuating, or which would effect, any Acquisition Transaction (an “Alternate Agreement”), other than a confidentiality agreement in customary form and in any event containing provisions no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement dated December 21, 2004, between Parent and the Company (the “Confidentiality Agreement”).

(b)                                  Notwithstanding the foregoing, prior to the Effective Time, Section 5.2(a) shall not prohibit the Company from (i) in response to an Acquisition Proposal, requesting clarification from (but not in reliance on this clause (i), entering into negotiations with or furnishing non-public information to) any third Person which makes such Acquisition Proposal if such action is taken solely for the purpose of obtaining information reasonably necessary for the Company to ascertain whether such Acquisition Proposal is a Superior Offer, or (ii) taking any action described in clauses (ii) or (iii) of Section 5.2(a) in respect of any Person who has made an Acquisition Proposal if prior to taking such action, (1) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel and its independent financial advisors, if any, that such Acquisition Proposal constitutes or is reasonably likely to constitute or result in a Superior Offer, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Legal Requirements, (3) as promptly as practicable (and in no event later than 24 hours) prior to furnishing any non-public information to, or entering into any discovery with, any such person, the Company gives Parent written notice of the identity of such Person, a reasonably detailed description of such Superior Offer and of the Company’s intention to take such action(s) with respect to such Person, (4) the Company receives from such Person an executed confidentiality agreement consistent with clause (vi) of Section 5.2(a), and (5) contemporaneously with or as promptly as practicable after furnishing any nonpublic information to such Person, the Company furnishes such additional nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent or Merger Sub). Any such action under clause (i) or (ii) of this Section 5.2(b) taken in accordance with the relevant provisions of this Section 5.2(b) shall not be deemed a breach of Section 5.2(a) hereof.

(c)                                  The Company’s Board of Directors shall not withhold or withdraw or amend or modify in a manner adverse to Parent or Merger the Recommendations (“Change in Recommendation”) unless, prior to the Acceptance Date, the Company’s Board of Directors concludes in good faith, after consultation with its outside legal counsel, that failing to make such Change in Recommendation would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Legal Requirements. Any Change in Recommendation in accordance with the provisions of this Section 5.2(c) shall not be deemed a breach of Section 5.2(a) hereof.

(d)                                  The Company’s Board of Directors shall not recommend, approve, enter into or accept a Superior Offer unless prior to the Acceptance Date, the Board of Directors of the Company concludes in good faith, (i) after consultation with its outside legal counsel and its independent financial advisors, if any, that such Acquisition Proposal constitutes or is reasonably likely to constitute or result in a Superior Offer, and (ii) after consultation with its outside legal counsel, that taking such action would be required for the Board of Directors to comply with its fiduciary duties to the Company’s stockholders under applicable Legal Requirements; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to Section 8.1(d)(ii) hereof, and any purported termination pursuant to Section 8.1(d)(ii) hereof shall be void and of no force or effect, unless prior to any such action or termination: (x) not less than two Business Days prior to the time the action is to be taken, the Company has provided Parent with written notice that it intends to terminate this Agreement pursuant to Section 8.1(d)(ii) hereof and take such action with respect to a Superior Offer, such notice to specify in reasonable detail the Person or Persons making such Superior Offer and the material terms and conditions thereof; (y) during the two Business Day period following the delivery of the notice referred to in clause (x) above, Parent shall have the right to propose adjustments in the terms and conditions of this Agreement and the Company and its advisors shall negotiate in good faith with Parent regarding such adjustments in the terms and conditions of this Agreement, and (z) following any such negotiations and adjustments pursuant to clause (y) above, the Company’s Board of Directors determines in good faith, (A) after consultation with its outside legal counsel and its independent financial advisors, if any, that such proposal constitutes or is reasonably likely to constitute a Superior Offer and (B) after consultation with its outside legal counsel that not terminating this Agreement to accept such Superior Offer and/or not recommending such Superior Offer to the Company’s stockholders would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Legal Requirements. The Company agrees that any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.2(d). Any action taken by the Company and/or the Company’s Board of Directors in accordance with the provisions of this Section 5.2(d) shall not be deemed a breach of

Section 5.2(a) hereof.

(e)                                  The Company shall promptly (and in any event within two Business Days) after receipt by any officer or director of the Company, any employee of the Company’s independent financial advisors, if any, or outside legal counsel advise Parent in writing of any inquiry or proposal or offer related to an Acquisition Transaction or any request for nonpublic information relating to any of the Acquired Companies from a Person that could reasonably be expected to make a proposal for an Acquisition Transaction (including the identity of the Person making or submitting such inquiry, proposal, offer or request, and a brief description of the terms of any related Acquisition Transaction) that is made or submitted by any Person during the Pre-Closing Period. The Company shall promptly notify Parent in writing of any material modification to any such inquiry, proposal or offer or request related to an Acquisition Transaction.

(f)                                    The Company shall immediately cease and cause to be terminated any existing discussions as of the date of this Agreement with any Person that relate to any Acquisition Transaction. Parent and Merger Sub acknowledge that, prior to the date of this Agreement, the Company had discussions and negotiations with Persons other than Parent and Merger Sub regarding Acquisition Transactions.

(g)                                 Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act, including, without limitation, by preventing the Company’s Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Transaction or making any disclosure required by the fiduciary duties of the Company’s Board of Directors to its stockholders or otherwise by applicable Legal Requirements.

SECTION 6.                            ADDITIONAL COVENANTS OF THE PARTIES

6.1              Proxy Statement. As promptly as practicable after the Acceptance Date and if required by the DGCL and the Exchange Act, the Company shall prepare and, subject to prior approval by Parent, file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to all of its stockholders, a proxy statement in connection with the solicitation of proxies from the Company’s stockholders for the meeting of the Company’s stockholders called to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Meeting”, and such proxy statement, the “Proxy Statement”). Parent and Merger Sub agree to cooperate with the Company in the preparation of the Proxy Statement and other proxy solicitation materials of the Company. Subject to the fiduciary duties of the Company’s Board of Directors and Section 5.2, the Proxy Statement shall contain the Recommendations (other than the Recommendation related to acceptance of the Offer).

6.2              Company Meeting. Following the consummation of the Offer, the Company shall promptly take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Company Meeting, if such meeting is required. The stockholder vote required for approval of the Merger will be no greater than that set forth in the DGCL. The Company shall use its commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of stockholders required by the DGCL to effect the Merger. Notwithstanding the foregoing, if Merger Sub or any other Subsidiary of Parent shall acquire at least 90 percent of the outstanding Shares, and, provided, that the conditions set forth in Section 7 shall have been satisfied or waived, Parent, Merger Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the Company’s stockholders other than Merger Sub, in accordance with Section 253 of the DGCL. Parent shall vote, or shall cause to be voted, all of the Shares acquired in the Offer or otherwise owned by it or any of its Subsidiaries (including Merger Sub) in favor of the approval and adoption of this Agreement and the Merger.

6.3              Regulatory Approvals. The Company, Parent and Merger Sub shall use their respective commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable Non-U.S. Antitrust Laws in connection with the Offer and the Merger. The Company, Parent and Merger Sub shall respond as promptly as practicable to (a) any inquiries or requests received from the Federal Trade Commission or the DOJ for additional information or documentation and (b) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall (1) give the other prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Offer or the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement and subject to existing confidentiality obligations to third Persons, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any applicable Non-U.S. Antitrust Laws. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any applicable Non-U.S. Antitrust Laws or any other similar Legal Proceeding, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will permit authorized Representatives of the other to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

6.4              Merger Consideration Not Consideration for Employment Arrangements. The parties hereto acknowledge and agree that none of the Merger Consideration is consideration for services or allocable to any covenant not to compete or to any other employment arrangement between the parties.

6.5              Additional Agreements.

(a)                                  Subject to Section 6.5(b), Parent, Merger Sub and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.5(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) shall use all commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) shall use all commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

(b)                                  Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Companies to dispose of any assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other

Intellectual Property, or to commit to cause any of the Acquired Companies to license or otherwise make available to any Person any technology, software or other Company Intellectual Property; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Companies to hold separate any assets or operations; (v) make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies; or (vi) contest any Legal Proceeding relating to the Merger if it determines in good faith that contesting such Legal Proceeding might not be advisable.

(c)                                  During the Pre-Closing Period, the Company shall promptly notify Parent in writing of (i) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would or is reasonably likely to cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (ii) any material breach of any covenant, obligation or other agreement of the Company that, in each case of clauses (i) and (ii), could make the timely satisfaction of any condition set forth in Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect. No notification given to Parent pursuant to this Section 6.5(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d)                                  During the Pre-Closing Period, Parent shall promptly notify the Company in writing of (i) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would or is reasonably likely to cause or constitute a material inaccuracy in any representation or warranty made by Parent or Merger Sub in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (ii) any material breach of any covenant, obligation or other agreement of Parent or Merger Sub that, in each case of clauses (i) and (ii), could make the timely satisfaction of any condition set forth in Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Parent Material Adverse Effect. No notification given to the Company pursuant to this Section 6.5(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or Merger Sub contained in this Agreement.

6.6              Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and neither Parent nor the Company shall permit any of their respective affiliates, Subsidiaries or Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other party shall have approved such disclosure, or (b) the other party shall have been advised in writing by its outside legal counsel that such disclosure is required by any applicable Legal Requirement; provided, however, that no such consultation or agreement shall be required by either party if, prior to the date of such release or public statement, the Company shall have withheld, withdrawn, or modified or amended in a manner adverse to Parent and Merger Sub the Recommendations in compliance with Section 5.2; provided, further, that Parent and the Company agree that not later than the first Business Day following execution of this Agreement and subject to the conditions hereof, Parent and the Company shall issue a joint press release regarding this Agreement and the intent to make the Offer and shall file with the SEC such joint press release under cover of Schedule TO, indicating on the front of such Schedule TO that such filing contains pre-commencement communications.

6.7              Access and Investigation.

(a)                                  During the Pre-Closing Period, subject to applicable antitrust laws and regulations relating to the exchange of information and subject to compliance with existing confidentiality obligations to third Persons, each of the Acquired Companies shall: (i) provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies (including the status of product development efforts); and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request.

(b)                                  During the Pre-Closing Period, subject to applicable antitrust laws and regulations relating to the exchange of information and subject to compliance with existing confidentiality obligations to third Persons, Parent shall, and shall cause the respective Representatives of Parent to: (i) provide the Company and the Company’s Representatives with reasonable access to Parent’s and Merger Sub’s Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent and Merger Sub; and (ii) provide the Company and the Company’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent and Merger Sub and their affiliates, and with such additional financial, operating and other data and information regarding Parent and Merger Sub and their affiliates, as the Company may reasonably request.

6.8              Section 16 Matters. Prior to the Acceptance Date, the Company shall take all such steps as may be permitted to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including Options or other derivative securities with respect to Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.9              Indemnification of Directors and Officers.

(a)                                  Parent shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless any Person who is now, has been at any time prior to the date hereof, or becomes prior to the Effective Time, a director or officer of any Acquired Company (the “Indemnified Party”) to the same extent such persons are indemnified as of the date of this Agreement by the Acquired Companies pursuant to the certificates of incorporation and by-laws of the Company and the other Acquired Companies against all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a “Claim”) to the extent that any such Claim is based on, or arises out of, the fact that such Person is or was a director or officer of an Acquired Company or is or was serving at the request of an Acquired Company as a director or officer of another Entity, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time (including to the extent that any such Claim is based on, or arises out of this Agreement or any of the transactions contemplated hereby), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, other than in each case for Claims judicially determined to involve a willful breach of this Agreement, and (ii) advance to such Indemnified Party its fees and expenses (including attorneys’ fees) periodically and promptly upon request to the fullest extent permitted under the certificate of incorporation and bylaws of the Company as of the date hereof, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Parent and the Company agree that all rights to indemnification and all limitations of liability existing in favor of any Indemnified Party as provided in the Company’s certificate of incorporation and by-laws and indemnification agreements as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time unless otherwise required by applicable Legal Requirement. In addition, until six years from the Effective Time, unless otherwise required by applicable Legal Requirement, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification of the Indemnified Parties for actions or omissions occurring at or prior to the Effective Time than those set forth in the certificate of incorporation and bylaws of the Company on the date of this

Agreement. Notwithstanding the six year period specified in the foregoing sentences, in the event any Claim or Claims are asserted or made within such six year period, all rights to indemnification in respect of such Claim or Claims shall continue until the disposition thereof.

(b)                                  Parent shall cause the Surviving Corporation to maintain in effect for a period of six years from the Effective Time the current directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor a policy or policies providing at least the same coverage containing terms and conditions which are in the aggregate not less advantageous to the Insured Parties than such current policy) covering the Persons serving as officers and directors of the Company on the date of this Agreement (collectively, the “Insured Parties”) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such (including, without limitation, the Offer, the Merger and the other transactions contemplated by this Agreement). The Company represents to Parent that the last annual premium paid for such insurance prior to the date hereof was $50,000. Notwithstanding the foregoing, the obligations under this Section 6.9(b) shall be satisfied if the Company purchases a “tail” policy under the Company’s existing directors’ and officers’ insurance policy that (i) has an effective term of not less than six years from the Effective Time, (ii) covers the Insured Parties for actions and omissions occurring on or prior to the Effective Time which were committed by such officers and directors in their capacity as such (including, without limitation, the Offer, the Merger and the other transactions contemplated by this Agreement); and (iii) contains terms and conditions (including, without limitation, coverage amounts) that are at least as favorable in the aggregate as the terms and conditions of the Company’s directors’ and officers’ insurance policy in effect on the date hereof.

(c)                                  The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.9 and the certificate of incorporation and by-laws of the Surviving Corporation.

(d)                                  In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.9.

SECTION 7.                            CONDITIONS TO THE MERGER.

7.1              Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction, or, to the extent permitted by applicable law, waiver by the party being benefited thereby, on or prior to the Closing Date of the following conditions:

(a)                                  Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment, purchased and paid for all Shares validly tendered pursuant to the Offer;

(b)                                  Unless the Merger is consummated pursuant to Section 253 of the DGCL as contemplated by Section 6.2 of this Agreement, the Merger shall have been approved and adopted by the requisite vote of the Company’s stockholders in accordance with applicable Legal Requirements and the Company’s Certificate of Incorporation;

(c)                                  no order, injunction or other decree or ruling of any Governmental Body of competent jurisdiction shall be in effect which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger; and

(d)                                  (i) any requisite waiting period applicable to consummation of the Merger under the HSR Act or Non-U.S. Antitrust Laws shall have expired or been terminated and (ii) all approvals required under Non-U.S. Antitrust Laws before consummation of the Merger shall have been obtained.

SECTION 8.                            TERMINATION

8.1              Termination. This Agreement may be terminated and the Offer and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company’s stockholders):

(a)                                  by mutual written agreement of the Company (including, from and after the Acceptance Date, the Independent Director Approval contemplated by Section 1.3(c)) and Parent;

(b)                                  by either Parent or the Company:

(i)                                    if (A) the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder or (B) Merger Sub shall not have accepted for payment, purchased and paid for all Shares tendered pursuant to the Offer prior to the date that is five Business Days following the Outside Date (the “Alternative Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to (1) any party whose failure to fulfill any obligation under this Agreement or other breach of this Agreement has been the cause of, or resulted in, any of the conditions to the Offer set forth in Exhibit B having failed to be satisfied, the Offer expiring or having been terminated or withdrawn pursuant to its terms without any Shares being purchased or the failure of Shares to have been purchased by Merger Sub by the Alternative Outside Date or (2) Parent, in the event that all of the conditions to the Offer set forth in Exhibit B were satisfied as of the Expiration Date or as of the time at which the Offer was terminated or withdrawn pursuant to its terms; or

(ii)                                if any Governmental Body of competent jurisdiction shall have issued an order, injunction or other decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, purchase of or payment for the Shares pursuant to the Offer or prohibiting the Merger and such order, injunction or other decree or ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts to resist and remove such Legal Requirement, order, decree, ruling or injunction;

(c)                                  by Parent, prior to the Acceptance Date:

(i)                                    if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in clauses (c) or (d) of Exhibit B and which breach has not been or is incapable of being cured by the Company prior to the Alternative Outside Date without giving rise to a Material Adverse Effect; or

(ii)                                if a Company Triggering Event shall have occurred. For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred: (i) upon any Change in Recommendation, (ii) if the Company shall have failed to include the Recommendations in the Schedule 14D-9, (iii) if the Board of Directors of the Company shall have approved, endorsed, recommended or affirmatively taken a neutral position with respect to any Acquisition Proposal or shall have resolved or publicly announced an intention to do so, (iv) the Company shall have entered into any Alternate Agreement (other than a confidentiality agreement consistent with clause (vi) of Section 5.2(a)), (v) a tender or exchange offer (other than the Offer) relating to securities of the Company shall have been commenced and the Company shall have recommended such tender or exchange offer or shall not have sent to its stockholders, within eight Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer, (vi) an Acquisition Proposal is publicly announced, disclosed or commenced or submitted, made or publicly communicated to the Company’s Board of Directors, and the Company (1) fails to issue a press release announcing its opposition to such Acquisition Proposal within eight Business Days after such Acquisition Proposal is announced, and (2) either actively facilitates such Acquisition Proposal (it being understood that evaluating such Acquisition Proposal or taking any other action not prohibited to the Company by Section 5.2 hereof in respect of such Acquisition Proposal shall not constitute actively facilitating such Acquisition Proposal) or after such eight Business Day period otherwise fails to actively oppose such Acquisition Proposal, or (vii) any of the Company or the Company Representatives shall have breached or taken any action materially inconsistent with any of the provisions of Section 5.2; or

(d)                                  by the Company, prior to the Acceptance Date:

(i)                                    if Parent or Merger Sub shall have failed to commence the Offer in accordance with the provisions of Section 1.1 or makes any change to the Offer in contravention of the provisions of this Agreement; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(d)(i) if such failure to have commenced the Offer shall have been caused by (i) the Company’s material failure to perform any of its obligations under this Agreement or (ii) facts or circumstances that constitute a material breach of any representation or warranty of the Company under this Agreement;

(ii)                                if Parent or Merger Sub shall have breached in any material respect any of its covenants, obligations or other agreements under this Agreement, or if the representations and warranties of Parent and Merger Sub contained in this Agreement shall not be true and correct, except for such breaches or failures to be true and correct that would not, individually or in the aggregate, adversely affect Parent’s or Merger Sub’s ability to consummate the Offer or the Merger; or

(iii)                            if the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 5.2(c) of this Agreement, to enter into a definitive agreement in connection with a Superior Offer, so long as the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee.

8.2              Effect of Termination

(a)                                  In the event of termination of this Agreement, prior to the Acceptance Date, by either Parent or the Company pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of the Company, Parent, Merger Sub or their respective officers or directors (except as set forth in this Section 8). Nothing in this Section 8.2 shall relieve any party from liability for any willful or material breach of any covenant or agreement of such party contained in this Agreement.

(b)                                  In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i), and prior to any such termination (but after the date hereof) (i) an Acquisition Proposal (for the purposes of this Section 8.2(b), the references to “9%” and “91%” in the definition of “Acquisition Transaction” shall be replaced with “50%”) shall have been proposed to the Company or any of its affiliates or Representatives and shall have been announced publicly or (ii) any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and (iii) in each case of clause (i) or (ii), within 12 months after any such termination the Company enters into a definitive agreement with respect to or consummates an Acquisition Transaction, the Company shall promptly, but in no event later than two days after the date of entering into (or, if earlier, consummating) such transaction, the Company shall pay Parent a termination fee of $1,500,000 (the “Termination Fee”) by wire transfer of same day funds.

(c)                                  In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii) or by Parent pursuant to Section 8.1(c)(ii), the Company shall, in the case of termination by the Company, prior to or concurrently with such termination, and in the case of termination by Parent, promptly but in no event later than five Business Days after the date of such termination, pay Parent the Termination Fee by wire transfer of same day funds.

SECTION 9.                            MISCELLANEOUS PROVISIONS

9.1              Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time (whether before or after adoption of this Agreement by the Company stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by any Legal Requirement requires further approval of the Company stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2              Waiver.

(a)                                  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)                                  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3              No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4              Entire Agreement; Counterparts. This Agreement and the other agreements referred to herein constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.5              Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.7.

9.6              Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company’s rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect, provided, further, that neither this Agreement nor any of Parent’s or Merger Sub’s rights hereunder may be assigned by Parent or Merger Sub without the prior written consent of the Company, and any attempted assignment of this Agreement or any of such rights by Parent or Merger Sub without such consent shall be void and of no effect, except that Parent may assign its rights under this Agreement to any of its affiliates, but further provided that no such assignment by Parent will relieve Parent of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7                               Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given on the day of delivery if delivered by hand or facsimile (with confirmation of delivery), or on the second Business Day after being sent by registered overnight mail, return receipt requested, by overnight courier or overnight express delivery service or by facsimile (in each case, with confirmation of delivery) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

HABASIT HOLDING AG

Romerstrasse 1

Reinach-Basel 4153

Switzerland

Attn:  Mr. Giovanni Volpi

Fax:  (011) 41-61-715-1560

with a copy to:

PAUL, HASTINGS, JANOFSKY & WALKER LLP

600 Peachtree Street, N.E., Suite 2400

Atlanta, GA  30308

Attn:  Wayne Bradley

Fax:  (404) 815-2424

if to the Company:

SUMMA INDUSTRIES

One Park Plaza, Sixth Floor

Irvine, CA  92614

Attn:  Trygve M. Thoreson

Fax:  (949) 852-7316

with a copy to:

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

1901 Avenue of the Stars, 16th Floor

Los Angeles, CA  90067

Attn:  Jon M. Newby

Fax:  (310) 228-3701

and:

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

800 Anacapa Street

Santa Barbara, CA  93101

Attn:  C. Thomas Hopkins

Fax:  (805) 568-1955

9.8              Construction.

(a)                                  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                                  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                  Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e)                                  Disclosure of any fact or item in any Schedule comprising a portion of the Company Disclosure Schedules shall be deemed to have been disclosed with respect to every other Section of this Agreement to the extent that it is reasonably obvious from the text of such disclosure that such disclosure is applicable to any other Section of this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

HABASIT HOLDING AG

By:	/s/ Thomas Habegger
Thomas Habegger
Chairman of the Board of Directors

By:	/s/ Giovanni Volpi
Giovanni Volpi
Additional Authorized Representative and Signatory

HABASIT HOLDING USA, INC.

By:	/s/ Giovanni Volpi
Giovanni Volpi
President

SUMMA INDUSTRIES

By:	/s/ James R. Swartwout
James R. Swartwout
Chairman of the Board and Chief Executive Officer

S-1

EXHIBIT A

CERTAIN DEFINITIONS

“2005 Options” shall have the meaning ascribed to such term in Section 2.10(a).

“2005 Option Cash Payment” shall have the meaning ascribed to such term in Section 2.10(a).

“2005 Option Plan” shall have the meaning ascribed to such term in Section 2.10(a).

“Acceptance Date” shall have the meaning ascribed to such term in Section 1.1(c).

“Acquired Companies” shall have the meaning ascribed to such term in Section 3.1.

“Acquired Company Contract” shall mean any Contract:  (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any asset of any of the Acquired Companies is bound or under which any of the Acquired Companies has any obligation; or (c) under which any of the Acquired Companies has any right or interest.

“Acquisition Proposal” shall mean any bona fide, unsolicited, written proposal (which is not withdrawn) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of transactions (other than the transactions contemplated by this Agreement) involving:

(a)                                  any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization tender offer, exchange offer or other similar transaction in which (i) any Acquired Company is a constituent corporation and pursuant to which stockholders of the Company or of such Acquired Company immediately preceding such transaction hold less than 91% of the equity interests in the surviving or resulting entity of such transaction, (ii) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 9% or more of the total outstanding voting securities of any of the Acquired Companies;

(b)                                  any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 9% or more of the consolidated assets of the Acquired Companies (measured by the lesser of book or fair market value thereof in each case as of the date of this Agreement); or

(c)                                  any liquidation or dissolution of the Company.

“Agreement” shall have the meaning ascribed to such term in the Preamble.

“Alternate Agreement” shall have the meaning ascribed to such term in Section 5.2(a).

“Alternative Outside Date” shall have the meaning ascribed to such term in Section 8.1(b)(i).

“Appraisal Shares” shall have the meaning ascribed to such term in Section 2.8(d).

“Audit Committee Requirements” shall have the meaning ascribed to such term in Section 1.3(a).

“Business Day” shall mean any day, other than a Saturday, Sunday or federal holiday.

“Certificate” shall have the meaning ascribed to such term in Section 2.8(c).

“Certificate of Merger” shall have the meaning ascribed to such term in Section 2.3.

“Change in Recommendation” shall have the meaning ascribed to such term in Section 5.2(c).

“Claim” shall have the meaning ascribed to such term in Section 6.9(a).

“Closing” shall have the meaning ascribed to such term in Section 2.2.

“Closing Date” shall have the meaning ascribed to such term in Section 2.2.

“Code” shall have the meaning ascribed to such term in Section 2.9(f).

“Company” shall have the meaning ascribed to such term in the Preamble.

“Company Balance Sheet” shall have the meaning ascribed to such term in Section 3.4(b).

“Company Balance Sheet Date” shall have the meaning ascribed to such term in Section 3.4(b).

“Company Common Stock” shall have the meaning ascribed to such term in the Recitals.

“Company Constituent Documents” shall have the meaning ascribed to such term in Section 3.1.

“Company Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.

“Company Employee Plans” shall have the meaning ascribed to such term in Section 3.13(a).

“Company Financial Statements” shall have the meaning ascribed to such term in Section 3.4(b).

“Company Intellectual Property” shall have the meaning ascribed to such term in Section 3.6(a)(ii).

“Company International Plan” shall have the meaning ascribed to such term in Section 3.13(i).

“Company Meeting” shall have the meaning ascribed to such term in Section 6.1.

“Company Option Plans” shall have the meaning ascribed to such term in Section 3.3(b).

“Company Registered Intellectual Property” shall have the meaning ascribed to such term in Section 3.6(b).

“Company SEC Documents” shall have the meaning ascribed to such term in Section 3.4(a).

“Company Triggering Event” shall have the meaning ascribed to such term in Section 8.1(c)(ii).

“Confidentiality Agreement” shall have the meaning ascribed to such term in Section 5.2(a).

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Depositary” shall have the meaning ascribed to such term in Section 1.1(c).

“DGCL” shall have the meaning ascribed to such term in the Recitals.

“DOJ” shall have the meaning ascribed to such term in Section 3.4(a).

“Domain Names” shall have the meaning ascribed to such term in Section 3.6(a)(i).

“D&P” shall have the meaning ascribed to such term Section 3.19.

“Effective Time” shall have the meaning ascribed to such term in Section 2.3.

“Employment Agreements” shall have the meaning ascribed to such term in the Recitals.

“Employee Pension Benefit Plan” shall have the meaning ascribed to such term in Section 3.13(a).

“Employee Welfare Benefit Plan” shall have the meaning ascribed to such term in Section 3.13(a).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling of or exposure of any individual to Materials of Environmental Concern.

“ERISA” shall have the meaning ascribed to such term in Section 3.13(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” shall have the meaning ascribed to such term in Section 1.1(b).

“GAAP” shall have the meaning ascribed to such term in Section 3.4(b).

“Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“HMO” shall have the meaning ascribed to such term in Section 3.13(g).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” shall mean any federal, state, local or foreign Tax (i) based upon, measured by, or calculated with respect to net income or profits (including capital gains Taxes, alternative minimum Taxes and Taxes on items of Tax preference), or (ii) based upon, measured by, or calculated with respect to multiple bases (including corporate franchise Taxes), if one or more of the principal bases on which such Tax may be based, measured by, or calculated with respect to is described in clause (i).

“Indemnified Party” shall have the meaning ascribed to such term in Section 6.9(a).

“Independent Director” shall have the meaning ascribed to such term in Section 1.3(a).

“Independent Director Approval” shall have the meaning ascribed to such term in Section 1.3(c).

“Insured Parties” shall have the meaning ascribed to such term in Section 6.9(b).

“Initial Expiration Date” shall have the meaning ascribed to such term in Section 1.1(b).

“Intellectual Property” shall have the meaning ascribed to such term in Section 3.6(a)(i).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD).

“Material Adverse Effect” shall mean an event, violation, breach, inaccuracy, circumstance or other matter that individually or in the aggregate with all other events, violations, breaches, inaccuracies, circumstances or other matters has or would reasonably be expected to have a material adverse effect on (i) the business, financial condition, assets, liabilities or results of operations of the Acquired Companies taken as a whole, or (ii) the ability of the Company to consummate the Merger or to perform any of its material obligations under this Agreement; provided, however, that that the following shall not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes in the economy, financial markets (including the securities markets), political or regulatory conditions generally, including, without limitation, as a result of terrorist activities not directly affecting the Acquired Companies, engagement or escalation in hostilities involving the United States, or declaration of a national emergency or war by the United States (except in each such case for any changes which disproportionately affect the business, financial condition, assets, liabilities or results of operations of the Acquired Companies, taken as a whole, as compared to other industry participants); (B) changes generally applicable to the industries and markets in which the Acquired Companies or Parent and its affiliates are involved (except in each such case for any changes which disproportionately affect the business, financial condition, assets, liabilities or results of operations of the Acquired Companies, taken as a whole, as compared to other industry participants); (C) changes in any Legal Requirements applicable to the Acquired Companies or to Parent and its affiliates after the date hereof (except in each such case for any changes which disproportionately affect the business, financial condition, assets, liabilities or results of operations of the Acquired Companies, taken as a whole, as compared to other industry participants); (D) changes in GAAP after the date hereof (except in each such case for any changes which disproportionately affect the business, financial condition, assets, liabilities or results of operations of the Acquired Companies, taken as a whole, compared to other industry participants); or (E) the announcement of this Agreement or the announcement or consummation of the Offer or the Merger.

“Material Contract” shall have the meaning ascribed to such term in Section 3.7(a).

“Materials of Environmental Concern” shall mean all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Merger” shall have the meaning ascribed to such term in Section 2.1.

“Merger Consideration” shall have the meaning ascribed to such term in Section 2.8(c).

“Merger Sub” shall have the meaning ascribed to such term in the Preamble.

“Minimum Tender Condition” shall have the meaning ascribed to such term in Exhibit B.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Non-2005 Options” shall have the meaning ascribed to such term in Section 2.10(b).

“Non-2005 Option Cash Payment” shall have the meaning ascribed to such term in Section 2.10(b).

“Non-U.S. Antitrust Laws” shall mean any Legal Requirements of Governmental Bodies outside of the United States in respect of antitrust, competition of fair trade applicable to (i) Company, Parent or Merger Sub, (ii)  this Agreement or (iii) the Offer, the Merger or the other transactions contemplated hereby.

“Offer” shall have the meaning ascribed to such term in the Recitals.

“Offer Documents” shall have the meaning ascribed to such term in Section 1.1(e).

“Offer Price” shall have the meaning ascribed to such term in the Recitals.

“Option” shall have the meaning ascribed to such term in Section 2.10(a).

“Outside Date” shall have the meaning ascribed to such term in Section 1.1(a).

“Owned Real Property” shall have the meaning ascribed to such term in Section 3.15(a).

“Parent” shall have the meaning ascribed to such term in the Preamble.

“Parent Material Adverse Effect” shall mean any event, violation, breach, inaccuracy, circumstance or other matter that individually or in the aggregate with all other events, violations, breaches, inaccuracies, circumstances or other matters (i) has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent or Merger Sub, or (ii) would prevent, materially delay or have an adverse effect on the ability of Parent or Merger Sub to timely consummate the Offer, the Merger and the other transactions contemplated by this Agreement or to perform any of its or their respective material obligations under the Agreement.

“Paying Agent” shall have the meaning ascribed to such term in Section 2.9(a).

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall have the meaning ascribed to such term in Section 5.1.

“Proxy Statement” shall have the meaning ascribed to such term in Section 6.1.

“Real Property Leases” shall have the meaning ascribed to such term in Section 3.15(b).

“Recommendations” shall have the meaning ascribed to such term in Section 1.2(a).

“Registered Intellectual Property” shall have the meaning ascribed to such term in Section 3.6(a)(iii).

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Company Stockholder Vote” shall have the meaning ascribed to such term in Section 3.17.

“Schedule 14D-9” shall have the meaning ascribed to such term in Section 1.2(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC/DOJ Communication” shall have the meaning ascribed to such term in Section 3.4(a).

“Section 262” shall have the meaning ascribed to such term in Section 2.8(d).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” shall have the meaning ascribed to such term in the Recitals.

“SOX” shall have the meaning ascribed to such term in Section 3.4(e).

“Stock Rights” shall have the meaning ascribed to such term in Section 3.3(c).

“Stockholder Tender Agreement” shall have the meaning ascribed to such term in the Recitals.

“Subsidiary”  An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, or at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Offer” shall mean an Acquisition Proposal (for this purpose, substituting 50% for each occurrence of 9% in the definition of Acquisition Transaction incorporated in the definition thereof) which the Company’s Board of Directors determines, in good faith and after consultation with its independent financial advisors, if any, and legal counsel, is reasonably likely to be consummated (taking into account relevant legal, financial, regulatory and other aspects of the proposal) and would if consummated be more favorable to the holders of Company Common Stock (in their capacity as such) from a financial point of view, than the Offer and the Merger; provided, that any such offer shall not be deemed to be a Superior Offer if (i) any financing required to consummate the transaction is not committed, or (ii) such transaction involves less than a majority of the outstanding voting securities of the Company or less than all of the assets and liabilities of the Company (other than de minimum amounts).

“Surviving Corporation” shall have the meaning ascribed to such term in Section 2.1.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Fee” shall have the meaning ascribed to such term in Section 8.2(b).

“Union Contract” shall have the meaning ascribed to such term in Section 3.13(k).

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EXHIBIT B

CONDITIONS OF THE OFFER

Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Agreement, may terminate or amend the Offer, unless (i) there shall have been validly tendered in the Offer and not withdrawn prior to the expiration of the Offer that number of Shares, which when added together with all other Shares owned by Parent and its Subsidiaries, would represent at least a majority of the outstanding Shares (the “Minimum Tender Condition”), (ii) any requisite waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer or to the Merger shall have been terminated or shall have expired, (iii) all applicable waiting periods under Non-U.S. Antitrust Laws, if any, shall have been terminated or shall have expired. Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, if, immediately prior to the acceptance for payment of Shares pursuant to the Offer, any of the following conditions shall have occurred and be continuing:

(a)                                  any Governmental Body of competent jurisdiction shall have issued an order, injunction or other decree or ruling or taken any other action permanently enjoining, materially restraining or otherwise prohibiting (i) the making of the Offer, (ii) the acceptance for payment of, purchase of or payment for the Shares pursuant to the Offer or (iii) the Merger or the consummation thereof, and such order, injunction or other decree or ruling or other action shall have become final and nonappealable;

(b)                                 there shall be any Legal Proceeding pending by any Governmental Body of competent jurisdiction, or there shall have been any Legal Requirement enacted, enforced, promulgated, amended or issued by any Governmental Body or deemed by any Governmental Body applicable to, in either case, (i) Parent, Merger Sub, the Company or any Acquired Company or (ii) the Offer or the Merger (other than any routine application of the waiting period provisions of the HSR Act or of Non-U.S. Antitrust Laws, if any), that would, if decided in a manner adverse to Parent, Merger Sub or the Company, (A) make illegal, enjoin, materially restrain or otherwise prohibit (1) the making of the Offer, (2) the acceptance for payment of, the purchase of or payment for the Shares pursuant to the Offer or (3) the Merger or the consummation thereof, (B) impose material limitations on the ability of Parent, Merger Sub or any of their respective affiliates to acquire, hold, transfer or dispose of, or effectively to exercise all rights of ownership of, all or any material portion of the Shares (including the right to vote, receive dividends or otherwise exercise ownership rights with respect to any Shares), (C) prohibit or materially limit the ownership or operation by either the Acquired Companies or Parent and its affiliates of all or any of their business or assets that is material to either the Acquired Companies or Parent and its affiliates, in either case taken as a whole, as a result of the Offer or the Merger or any of the other transactions contemplated by the Agreement, or (D) compel either the Acquired Companies or Parent and its affiliates to dispose of or hold separately all or any of their business or assets that is material to either the Acquired Companies or Parent and its affiliates, in either case taken as a whole, as a result of the Offer or the Merger or any of the other transactions contemplated by the Agreement;

(c)                                  the representations and warranties of the Company (i) contained in this Agreement (other than the representations and warranties set forth in Section 3.3) shall not be true and correct either as of the date referred to in any representation or warranty which addresses matters as of a specific date or as of such time for all other representations and warranties, except for such failures to be true and correct that, in the aggregate, would not have a Material Adverse Effect (it being understood that for purposes of this clause (c), all Material Adverse Effect and any other materiality qualifiers shall be disregarded in determining whether any such representations are true and correct); (ii) set forth in Section 3.3 shall be true and correct in all material respects; provided, in each case that such failures to be true and correct

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cannot be or have not been cured in all material respects prior to the earlier of (x) the 30th day after the giving of written notice thereof to the Company and (y) the then-current Expiration Date;

(d)                                 the Company shall have failed to perform in any material respect any material obligation required to be performed by it at or prior to such time under this Agreement;

(e)                                  a Company Triggering Event; or

(f)                                    this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Merger Sub and Parent in whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The terms in this Exhibit B that are defined in the attached Agreement have the meanings set forth therein.

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EXHIBIT C

PARTIES TO EMPLOYMENT AGREEMENTS

James R. Swartwout

Trygve Thoresen

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